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                                                                EXHIBIT 11.1(a)


             EXHIBIT 11.1 (a) - COMPUTATION OF PER SHARE EARNINGS

              COMPLETE BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES
                   SUPPLEMENTAL NET INCOME PER COMMON SHARE



                                              Year Ended December 31,
                                           -------------------------------
                                             1995                1996
Weighted average number of shares of
 common stock outstanding                    5,942,275           5,943,659

Common stock equivalents calculated
 using the weighted average stock price
 per share for the years presented               5,307             272,524

Stock options and convertible stock
 issued during the twelve months
 immediately preceding the offering date
 (using the treasury stock method and
 the estimated mid-point of the proposed
 initial public offering price per share)      671,293             671,293

Stock issued to satisfy S Corporation
 distribution based upon the estimated
 initial public offering price per share       691,244             691,244

Stock issued to repay indebtedness
 based upon the estimated intial public
 offering price per share                      485,100             475,499

                                           -------------------------------
    Supplemental weighted average shares
    outstanding                              7,795,219           8,054,219
                                           ===============================

Supplemental net income (Note A)           $ 1,515,000         $ 2,836,000
                                           ===============================

Supplemental net income per common share   $      0.19         $      0.35
                                           ===============================

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Note A:  Supplemental net income reflects pro forma net income from Exhibit 11.1 and the elimination of interest expense related to the use of proceeds, net of related income tax effects using an assumed effective tax rate.